Exhibit 99.1

Name	Buy/Sell	Security	Trade Date	Quantity		Trade Amount	Price Per Share

Shah Capital Fund, LP*	Sell Short	January Put @ 5	12/18/2008	136 Contracts	**	$15,333.91	$1.14
Himanshu Shah	Sell	Common Stock	12/19/2008	10,000		$42,000.00	$4.20
Shah Capital Fund, LP*	Buy	Common Stock	1/13/2009	49,520		$208,172.00	$4.20
Shah Capital Fund, LP*	Buy	Common Stock	1/16/2009	13,600	**	$68,000.00	$5.00
Shah Capital Fund, LP*	Sell	Common Stock	4/16/2009	56,667		$410,836.00	$7.25
Shah Capital Fund, LP*	Sell	Common Stock	4/24/2009	953		$6,337.00	$6.65
Shah Capital Fund, LP*	Sell	Common Stock	4/30/2009	8,500		$64,600.00	$7.60
Shah Capital Fund, LP*	Sell	Common Stock	5/11/2009	17,000		$144,500.00	$8.50
Shah Capital Fund, LP*	Buy	October Call @ 7.5	8/25/2009	500 Contracts	***	$105,500.00	$2.10
Shah Capital Fund, LP*	Buy	Common Stock	9/29/2009	7,000		$60,252.50	$8.60
Shah Capital Fund, LP*	Buy	Common Stock	10/16/2009	50,000	***	$376,000.00	$7.52
Shah Capital Fund, LP*	Sell	Common Stock	11/11/2009	64,307		$1,006,405.00	$15.65
Shah Capital Fund, LP*	Sell	Common Stock	11/16/2009	5,593		$90,047.00	$16.10
Shah Capital Management, Inc.	Sell	Common Stock	11/16/2009	56,709		$924,923.79	$16.31
Shah Capital Management, Inc.	Sell	Common Stock	11/17/2009	78,996		$1,269,465.72	$16.07

* Shah Capital Fund, LP is now known as Shah Capital Opportunity Fund, LP
** January Puts sold short on 12/18/2008 were assigned for purchase on 1/16/2009
*** October Calls purchased on 8/25/2009 were exercised on 10/16/2009
All of the transactions shown above were effected in open market transactions on the New York Stock Exchange.